[REIN EVANS & SESTANOVICH LETTERHEAD]

Exhibit 5.1

File No. 13000.002

January 12, 2005

VIA FACSIMILE FOLLOWED BY U.S. MAIL

Save the World Air, Inc.
5125 Lankershim Boulevard
North Hollywood, CA 91601

     Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Save the World Air, Inc., a Nevada corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, of 50,000 shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), which are issuable upon exercise of warrants to purchase 50,000 shares of common stock of the Registrant, which warrants are to be offered upon the terms and subject to the conditions set forth in the Consulting Agreement, dated November 19, 2004, between the Registrant and London Aussie Marketing, Ltd. (the “Plan”).

     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Registrant, as amended, the Bylaws of the Registrant, as amended and restated, the Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that

The Bluebook International Holding Company
January 12, 2005

the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan and the underlying warrants, will be legally issued, fully paid and nonassessable.

     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ REIN EVANS & SESTANOVICH LLP

REIN EVANS & SESTANOVICH LLP

PJE/EPL